UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                              CARBON NATURAL GAS COMPANY
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    14115T109
                                 (CUSIP Number)

                                 June 29, 2011
             (Date of event which requires filing of this statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 14115T109
-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Arbiter Partners QP, LP EIN: 27-3380922


-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  [ ]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     8,888,889

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     8,888,889
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                     8,888,889
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                     9.8%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                                     PN
-----------------------------------------------------------------------------




CUSIP No. 14115T109
-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Isaac Brothers, LLC EIN: 13-3991220


-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  [ ]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    2,222,222
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    2,222,222
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                    2,222,222
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                    2.4%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                                    OO
-----------------------------------------------------------------------------



CUSIP No. 14115T109
-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            75 Prospect Partners LLC EIN:  27-4185037




-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  [ ]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    1,955,556
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    1,955,556
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                    1,955,556
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                    2.1%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                                    OO
-----------------------------------------------------------------------------



Item 1
     (a).      Name of Issuer:
     (b).      Address of Issuer's Principal Executive Offices


	       Carbon Natural Gas Company
	       1700 Broadway
	       Suite 2020
               Denver, CO 80290


Item 2
     (a).     Name of Person Filing:
     (b).     Address of Principal Business Office or, if None, Residence:
     (c).     Citizenship:
     (d).     Title of Class of Securities:
     (e).     CUSIP Number:


              Arbiter Partners QP, L.P.
	      149 Fifth Avenue, 15th Floor
	      New York, New York  10010
              Delaware
              Common Stock
              14115T109


              Isaac Brothers, LLC
              75 Prospect Avenue
              Larchmont, New York 10538
              Delaware
              Common Stock
              14115T109


	      75 Prospect Partners, LLC
              75 Prospect Avenue
              Larchmont, New York 10538
              Delaware
              Common Stock
              14115T109






Item 3.  Not applicable



Item 4.  Ownership.

                Arbiter Partners QP, L.P.

            (a) Amount beneficially owned:  8,888,889
            (b) Percent of class:  9.8%.
            (c)(i) Sole power to vote or direct the vote:  8,888,889
              (ii) Shared power to vote or direct the vote:
             (iii) Sole power to dispose or direct the disposition:  8,888,889
              (iv) Shared power to dispose or direct the disposition:


                Isaac Brothers, LLC

            (a) Amount beneficially owned:  2,222,222
            (b) Percent of class:  2.4%
            (c)(i) Sole power to vote or direct the vote:
              (ii) Shared power to vote or direct the vote:  2,222,222
             (iii) Sole power to dispose or direct the disposition:
              (iv) Shared power to dispose or direct the disposition:  2,222,222


                75 Prospect Partners LLC


            (a) Amount beneficially owned:  1,955,556
            (b) Percent of class:  2.1%
            (c)(i) Sole power to vote or direct the vote:
              (ii) Shared power to vote or direct the vote:  1,955,556
             (iii) Sole power to dispose or direct the disposition:
              (iv) Shared power to dispose or direct the disposition:  1,955,556





Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable.


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.


Item 8.     Identification and Classification of Members of the Group.

            Not applicable.


Item 9.     Notice of Dissolution of Group.

            Not applicable.


Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


	    SIGNATURE

            After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  July 18, 2011


Paul J. Isaac
Manager, Arbiter Partners QP, LP, Isaac Brothers, LLC, and 75 Prospect Partners LLC